Exhibit 99.1

March 6, 2006

Dear Investor,

We write to advise you on steps PlusFunds Group, Inc. (“PFGI”), as Investment Manager to the SPhinX Funds and PlusFunds Manager Access Fund SPC, Ltd. (together, the “Funds”), has taken today to provide the Funds with a new and recapitalized Investment Manager.

I.                                    Sale Agreement with FTVentures

On March 3, 2006, PFGI entered into a definitive agreement (the “Sale Agreement”) with FTVentures, a private equity firm in the business services and software sectors, for the sale of PFGI’s business to a new entity (the “Purchaser”) created by FTVentures. The consummation of the Sale Agreement will be dependent on a number of factors, including approvals from the Funds’ independent Board of Directors to the engagement of the Purchaser as the Funds’ Investment Manager, the approval of Standard & Poor’s to the transfer of its license to the Purchaser, and ultimately, as discussed below, the approval of the U.S. Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”).

Founded in 1998, FTVentures currently has $623 million under management with offices in San Francisco and New York. FTVentures provides capital to growth companies to finance organic expansion, recapitalizations, build-ups and buyouts. The firm invests in software and business services companies that derive value from its Global Partner Network, which includes 38 of the world’s leading financial institutions. You may obtain more information from and about FTVentures at www.ftventures.com. We believe that FTVentures’ connections with these leading financial institutions puts it in an excellent position to attract new investment in the Funds, and to lead to the development of more diverse products and opportunities for existing and new investors.

II.                                The Process of Selling PFGI’s Business Through the Bankruptcy Court

To accomplish the sale of PFGI’s business in an orderly manner and to maximize protection for investors, PFGI and FTVentures have agreed that the sale must be approved by the Bankruptcy Court. To that end, PFGI today filed a petition for relief as a debtor under Chapter 11 of the U.S. Bankruptcy Code and simultaneously filed a motion asking the Bankruptcy Court to approve certain bid and auction procedures designed to obtain the highest and best offer for the purchase of PFGI’s assets. PFGI is asking the Bankruptcy Court to approve the bid and auction procedures as soon as possible but in any event prior to the March 20, 2006 date required by the Sale Agreement. PFGI is also asking that the auction be held no later than April 17, 2006, and that the Court approve the highest and best offer submitted at the Auction at a hearing PFGI is requesting be held on or before April 18, 2006.

PFGI also has asked the Bankruptcy Court for approval of $1 million, committed, secured, debtor-in-possession, working-capital facility (the “DIP Financing”) to provide PFGI with sufficient capital to operate the business of the Investment Manager through the anticipated sale. An entity controlled by Mark Kavanagh, a PFGI director and shareholder, is the proposed lender for the DIP Financing. PFGI explored the possibility of obtaining DIP Financing from lenders unaffiliated with PFGI, but has determined that Mr. Kavanagh’s entity provided the most favorable terms to PFGI.

The proposed bid and auction procedures, the proposed sale of PFGI’s business, and the proposed DIP Financing are intended to strengthen and continue the business of the Investment Manager. These steps should not have any effect on the defense of the action (the “Preference Action”) brought by the Official Committee of Unsecured Creditors of Refco, Inc., et al. (the “Refco

PlusFunds Group, Inc. 1500 Broadway, 11th Floor, New York, NY 10036  |  T212.653.1900  F212.653.1970  |  www.plusfunds.com

Creditors”) against SPhinX Managed Futures Fund SPC (“SMFF”). The sale of PFGI’s assets pursuant to Bankruptcy Court order, if consummated, would be designed to insulate the new Investment Manager from any fall-out from the Preference Action and the Refco-SMFF relationship. PFGI intends to fulfill its obligations under its investment managment agreements and discretionary investment management agreements during the pendency of the bankruptcy proceedings.

III.                            PFGI Management Update

David Peress has been appointed PFGI’s Chief Restructuring Officer to manage all aspects of PFGI’s restructuring process, including the process related to selling PFGI’s business, as described above. Mr. Peress is a Principal of XRoads Solutions Group LLC, which has been retained by PFGI to provide restructuring advice and management services in connection with the restructuring of PFGI. Mr. Peress has over fifteen years of experience in the corporate reorganization, restructuring and turnaround industry.

We advised you in December that Timothy Parrott was expected to become PFGI’s President in January; however, with the rush of events in the wake of the Preference Action, it was not possible to finalize an agreement with him as previously expected. Mr. Parrott continues to serve as Senior Managing Director in charge of global partnerships and has been actively involved in the process of identifying potential purchasers for PFGI’s business and negotiating the Sale Agreement. Together with Mr. Peress, the continuing PFGI management team, and PFGI’s financial and legal advisers, it is expected that Mr. Parrott will continue to work to facilitate the bidding and auction process, and to bring that process to a successful conclusion.

* * *

As Investment Manager to the Funds, PFGI continues to be committed to protecting the interests of the Funds’ investors to the maximum possible extent. We will keep you advised of pertinent events in the PFGI asset-sale process, the Preference Action, and other matters of importance to the Funds’ investors. We are grateful for your continued support.

Sincerely yours,

PlusFunds Group, Inc.